Calculation of Filing Fee Tables
S-8
Rani Therapeutics Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2026 Equity Inducement Plan	Other	5,500,000	$ 0.69	$ 3,795,000.00	0.0001381	$ 524.09
Total Offering Amounts:						$ 3,795,000.00		$ 524.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 524.09
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Class A common stock that become issuable under the Rani Therapeutics Holdings, Inc. 2026 Equity Inducement Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Rani Therapeutics Holdings, Inc.'s Class A common stock, as applicable. (2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Rani Therapeutics Holdings, Inc.'s Class A common stock as reported on The Nasdaq Global Market on July 9, 2026, rounded up to the nearest cent, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources